Exhibit 3.1(ii)

ARTICLES OF INCORPORATION

For Profit

In compliance with the requirements of Chapter 607, F.S., and for the purposes of forming a for-profit business corporation in Florida, the undersigned desire to form a corporation according to the following Articles of Incorporation.

1.	Corporate Name The name of the corporation is Trunity Inc. (the “Corporation”).

2.	Purpose The development, sale and all other activities related to educational software and systems.

3.	Duration The duration of the Corporation is perpetual.

4.	Registered Office and Registered Agent
The street address of the initial registered office is 12555 Orange Drive, Suite 202, Davie, Florida, 33330. The name of the initial Registered Agent at this Registered Office is Joakim Lindblom.

5.	Street Address of the Principal Office
The street address of the principal office is 12555 Orange Drive, Suite 202, Davie, Florida, 33330.

The mailing address of the principal office is the same as the street address.

6.	Initial Director
The initial board of directors will consist of one director (individually the “Director” and collectively the “Board of Directors”). The name and address of the person who is to serve as Director until the first annual meeting of shareholders or until successors are elected and qualified is set out below.

Name	Title	Address	City	State	Zip Code
Joakim Lindblom	Sole Director	12555 Orange Drive, Suite 202	Davie	Florida	33330

7.	Authorized Capital
The aggregate total number of all shares that the Corporation is authorized to issue is 110,000,000.

Class A Shares
The Corporation is authorized to issue a total number of 100,000,000 shares of Class A stock and the par value of each share of Class A stock is 100,000,000 Class A par value shares and the par value of each authorized Class A share is $0.01 US Dollars.

The Class A non-redeemable, voting, non-cumulative shares will have the following rights and privileges attached to them and be subject to the following conditions and limitations:

a.	The holders of Class A shares will be entitled to receive, as and when declared by the Board of Directors out of the monies of the Corporation properly applicable to the payment of dividends, non-cumulative, cash dividends, at the rate to be set by the Board of Directors, provided however the Class A shareholders are not entitled to participate in a payment of dividends out of monies which the Board of Directors have declared to be monies of the Corporation properly applicable to the payment of dividends to Class B shareholders only.

b.	No dividend will at any time be declared and paid on or declared and set apart for the Class A shares so as to reduce the value of the issued Class B shares below their respective redemption amounts.

c.	Subject to the rights and privileges attached to the Class B shares, in the event of the liquidation, dissolution or winding up of the Corporation or other distribution of its net assets among the shareholders by way of repayment of capital, the holders of the Class A shares will be entitled to receive and share equally in the net assets of the Corporation.

d.	The Class A shares may from time to time be issued as a class without series or, may from time to time be issued in one or more series. If the Class A shares are issued in one or more series the Board of Directors may from time to time, by resolution before issuance, fix the number of shares in each series, determine the designation and fix the rights, privileges, restrictions, limitations and conditions attaching to the shares of each series but always subject to the limitations set out in the Articles of Incorporation.

e.	The holders of Class A and Class B shares will together have unlimited voting rights. The holders of Class A shares will be entitled to one vote for each Class A share held, and will be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation.

Class B Shares
The Corporation is authorized to issue a total number of 10,000,000 shares of Class B stock and the par value of each share of Class B stock is 10,0000,000 Class A par value shares and the par value of each authorized Class A share is $0.01 US Dollars.

The Class B redeemable, voting, cumulative shares will have the following rights and privileges attached to them and be subject to the following conditions and limitations:

a.	The holders of Class B shares will be entitled to receive, as and when declared by the Board of Directors out of the monies of the Corporation properly applicable to the payment of dividends, cumulative, cash dividends, at the rate to be set by the Board of Directors, provided however the Class B shareholders are not entitled to participate in a payment of dividends out of monies which the Board of Directors have declared to be monies of the Corporation properly applicable to the payment of dividends to Class A shareholders only.

b.	In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of its assets among the shareholders by way of repayment of capital, the holders of the Class B shares will be entitled to receive the redemption amount on each share in priority to any net asset distribution to the holders of the Class A shares and any unpaid dividends declared by the Corporation. Other than the above redemption amount, the holders of the Class B shares will not be entitled to share any further in the distribution of the property or assets of the Corporation.

c.	The Class B shares may from time to time be issued as a class without series or, may from time to time be issued in one or more series. If the Class B shares are issued in one or more series the Board of Directors may from time to time, by resolution before issuance, fix the number of shares in each series, determine the designation and fix the rights, privileges, restrictions, limitations and conditions attaching to the shares of each series but always subject to the limitations set out in the Articles of Incorporation.

d.	The holders of Class A and Class B shares will together have unlimited voting rights. The holders of Class B shares will be entitled to one vote for each Class B share held, and will be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation.

e.	Subject to the provisions of the Florida Business Corporation Act, the Corporation may redeem all, or from time to time any part, of the outstanding Class B shares on payment to the holders of those shares for each share redeemed an amount (the “Redemption Amount”). The Redemption Amount will be determined and fixed by the Board of Directors of the Corporation at the time of issuance of the Class B shares and expressed as a dollar value, provided always that the amount will not be less than the amount paid up on those Class B shares.

f.	Subject to the provisions of the Florida Business Corporation Act, before redeeming any Class B shares, the Corporation will mail to each person who at the date of the mailing is the registered holder of the shares to be redeemed, notice of the Corporation’s intention to redeem the shares held by the registered holder. This notice will be mailed by ordinary prepaid post addressed to the last address of the shareholder as it appears on the Shareholders’ List of the Corporation. In the event that the address of the shareholder does not appear on the Shareholders’ List of the Corporation, then notice will be sent to the last known address of the shareholder at least thirty (30) days before the date specified for redemption. This notice will set out the redemption price, the date fixed for redemption, the class or series of shares to be redeemed, and, if only a part of the shares is to be redeemed, the number of shares to be redeemed.

g.	Subject to the provisions of the Florida Business Corporation Act, a Class B shareholder may cause the Corporation to redeem or buy back all, or from time to time any part, of the outstanding Class B shares standing in its name, and will be entitled to receive for each share redeemed or bought back an amount (the “Redemption Amount”). The Redemption Amount will be determined and fixed by the Board of Directors of the Corporation at the time of issuance of the Class B shares and expressed as a dollar value, provided always that this amount will not be less than the amount paid up on those Class B shares.

h.	Subject to the provisions of the Florida Business Corporation Act, before causing the Corporation to redeem or buy back any Class B shares, the holder of those shares will mail to the registered office of the Corporation by ordinary prepaid post, notice of the intention of the shareholder to cause the Corporation to redeem or buy back the shares at least thirty (30) days before the specified date for redemption or buy back. This notice will set out the Redemption Amount, the date on which the redemption or buy back is to take place, the class or series to be redeemed and, if only a part of the shares held by the person sending the notice is to be redeemed or bought back, the number of shares to be redeemed.

i.	On or after the date specified for redemption, the Corporation will pay or cause to be paid the redemption price to the registered holders of the shares to be redeemed, on presentation and surrender of the Certificates for the shares that were called for redemption. This will occur at the office of the Corporation’s Registered Agent for shares or at any other place or places as may be specified in the notice. Upon presentation of the Certificates, they will be canceled and the shares represented by the Certificates will be redeemed.

j.	From and after the date specified for redemption on the notice, the holders of the shares called for redemption will cease to be entitled to any rights in respect of those shares, except to receive the redemption price, unless payment of the redemption price will not be made by the Corporation in accordance with the foregoing provisions in which case the rights of the holders of such shares will remain unimpaired.

k.	On or before the date specified for redemption, the Corporation will have the right to deposit the redemption price of the shares called for redemption in a trust account with any bank or trust company in the United States of America duly appointed and acting as transfer agent for the Corporation, to the order of the holders of the shares called for redemption upon presentation and surrender of the Certificates representing the shares. Upon this deposit being made, the shares for which this deposit will have been made will be redeemed and the rights of the respective holders of those shares, after this deposit, will be limited to receiving out of the monies deposited, without interest, the redemption price applicable to their respective shares against presentation and surrender of the Certificates representing these shares.

8.	Public Sale of Shares Any invitation to the public to subscribe to any class of shares of the Corporation is prohibited.

9.	Preemptive Rights The Corporation elects to remove from shareholders the right to preemptively subscribe to any or all future issues of shares in the Corporation.

10.	Amend or Repeal Bylaws
Bylaws may be adopted, amended, or repealed either by approval of the outstanding shares or by the approval of the Board of Directors. In adopting, amending or repealing a bylaw the shareholders may expressly provide that the Board of Directors may not adopt, amend or repeal that bylaw. The power of the Board of Directors is subordinate to the power of the shareholders to adopt, amend, or repeal bylaws.

11.	Cumulative Voting
In an election of Directors, each shareholder’s number of votes will be calculated by multiplying the number of voting shares they are entitled to cast by the number of Directors being elected. The shareholder may cast their total votes for a single Director or may distribute them among two or more Directors, as the shareholder sees fit.

12.	Fiscal Year End The fiscal year end of the Corporation is December 31st.

13.	Indemnification of Officers, Directors, Employees and Agents
The Board of Directors, officers, employees and agents of the Corporation will be indemnified and held harmless by the Corporation and its shareholders from and against any and all claims of any nature, whatsoever, arising out of the individual’s participation in the affairs of the Corporation. The Board of Directors, officers, employees and agents of the Corporation will not be entitled to indemnification under this section for liability arising out of gross negligence or willful misconduct of the individual or the breach by the individual of any provisions of this Agreement.

14.	Limitation of Liability
The Board of Directors and officers of the Corporation will not be personally liable to the Corporation or its shareholders for any mistake or error in judgment or for any act or omission believed in good faith to be within the scope of authority conferred or implied by the Articles of Incorporation or by the Corporation. The Board of Directors and officers will be liable for any expenses or damages incurred by the Corporation or its shareholders resulting from any and all acts or omissions involving fraud or intentional wrongdoing.

15.	Effective Date of Filing This document will become effective on the date of filing.

16.	Consent of Appointment by Registered Agent
Having been named as Registered Agent to accept service of process for the above named corporation at the place designated in this Articles of Incorporation, I am familiar with and accept the obligations of the appointment as Registered Agent and agree to act in this capacity.

Consenting Agent’s Signature:
Printed Name:
Date:

17.	Incorporator The name and address of the incorporator of Trunity Inc. is set out below.

Name	Address	City	State	Zip Code
Joakim Lindblom	12555 Orange Drive, Suite 202	Davie	Florida	33330

18.	Execution
I, the undersigned, for the purpose of forming a corporation under the Florida Business Corporation Act, do make, file and record this document, and do certify that the facts stated in this document are true, and I have accordingly set my hand to this document this _____________day of _______________, A.D. 20______.

BY:

Joakim Lindblom (Incorporator)

19.	Filer Contact Information
In case of filing difficulties, please contact:
Name of Filer: Trunity Holdings, Inc.
Telephone Number: 866-723-4114
Address: 12555 Orange Drive, Suite 202, Davie, Florida, 33330
E-mail Address: sales@trunity.com